Exhibit 99

MEDIA CONTACT: Janice R. Drummond (847) 286-8316 FOR IMMEDIATE RELEASE October 4, 200

SEARS NAMES LISKA TO HEAD CREDIT, FINANCIAL PRODUCTS;
RICHTER PROMOTED TO CFO

HOFFMAN ESTATES, Ill. -- Sears, Roebuck and Co. has named Paul Liska executive vice president and president, Credit and Financial Products. Liska, 46, who joined Sears as executive vice president and chief financial officer in June 2001, succeeds Kevin Keleghan, who has left the company. In his new position, Liska retains his responsibilities for overseeing Sears' information technology, supply chain, real estate and corporate procurement functions.

Sears also has promoted Glenn Richter, 40, to senior vice president and chief financial officer, succeeding Liska. Richter most recently served as senior vice president, Finance. He joined Sears in 2000 as vice president and controller.

Both Liska and Richter report to Sears Chairman and CEO Alan J. Lacy.

"Paul brings valuable assets to his new position as head of an important Sears business, among them his demonstrated strong leadership at Sears and his rich experience in consumer goods and financial services businesses," Lacy said. "Likewise, Glenn's talent for financial management and his passion for results promise continued progress on improving productivity and returns."

-more-

Sears Names Liska/Add One

Prior to joining Sears, Liska was executive vice president and chief financial officer for The St. Paul Companies, Inc. from 1997 - 2000. Earlier, Liska was president and CEO of Specialty Foods Corp., which he joined in 1994 as chief financial officer. Liska is a graduate of the University of Notre Dame and holds a master's degree from Northwestern University. Liska is a CPA.

Before he joined Sears, Richter was senior vice president and chief financial officer for Dade Behring International from 1998 - 1999, where he had earlier served as senior vice president and corporate controller. Prior to Dade Behring, Richter held senior finance positions with PepsiCo. Richter is a graduate of George Washington University and holds a master's degree from Duke University.

Sears, Roebuck and Co. is a broadline retailer with significant service and credit businesses. In 2001, the company's annual revenue was more than $41 billion. The company offers its wide range of apparel, home and automotive products and services to families in the U.S. through Sears stores nationwide, including approximately 870 full-line stores. Sears also offers a variety of merchandise and services through its Web site, www.sears.com. In June 2002, Sears acquired Lands' End, a direct merchant of traditionally styled, classic Lands' End clothing offered to customers around the world through regular mailings of its specialty catalogs and online at www.landsend.com.

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